Exhibit D-10.2

                          PUBLIC SERVICE COMMISSION

                              OF WEST VIRGINIA

                                 CHARLESTON


     At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 27th day of November, 2000.

CASE NO. 00-1462-G-PC
HOPE GAS, INC., dba DOMINION HOPE
Petition for consent and approval of an agreement between Hope Gas, Inc., dba Dominion Hope and Dominion Resources Services, Inc.

                               COMMISSION ORDER

     On September 28, 2000, Hope Gas, Inc., dba Dominion Hope (Hope Gas) filed a petition for consent and approval to enter into a service agreement for management, administrative, and other services with Dominion Resources Services, Inc. (Dominion Resources Services), an affiliate of Hope Gas. The new service agreement will supplant an agreement between Hope Gas, Dominion Resources Services and Consolidated Natural Gas Service Company, Inc.
(CNG Services) which was approved by the Commission in an order entered on January 14, 2000, in Case No. 99-1552-G-PC.

                                   Background

     Hope Gas and Dominion Resources Services are wholly owned subsidiaries of Dominion Resources, Inc. (Dominion). CNG Services was formed in 1966, and Dominion Resources Services was formed by Dominion in anticipation of the merger between Dominion and Consolidated Natural Gas Company (CNG). Counsel for Hope Gas explained, that after the closing of the merger, which was approved by the Commission in an order dated July 27, 1999, in Case
No. 99-0462-G-PC, Dominion and CNG Services entered into a service agreement. Counsel for Hope Gas stated that, to date, the merged Dominion/CNG systems have been operating with two service companies, Dominion Resources Services and CNG Services (both subsidiaries of Dominion).

     Subsequently, the Securities and Exchange Commission entered an order directing that all service functions for the merged Dominion/CNG corporate entity be centralized and provided by a single company by March 31, 2001. This order of the Securities and Exchange Commission led Hope Gas to this case with the Commission.

     Counsel for Hope Gas explained that the basis of allocation in the existing service agreement was modified to reflect what services and groups will be in the combined services company. Additionally, Counsel for Hope
Gas stated that certain wording changes will be made to the existing service agreement in order to update references, eliminate unnecessary detail, and clarify the mechanics of the methods of cost allocation. A copy of the existing service agreement and a copy of the proposed agreement between Hope Gas and Dominion Resources Services were attached to Hope Gas' petition.

     Counsel for Hope Gas asserted that the financial condition of Hope Gas was reviewed in its most recent rate case (Case No. 98-0001-G-42T). Counsel for Hope Gas further asserted that Dominion Resources Services is not subject to the jurisdiction of the Commission. Thus, Hope Gas requested a waiver of the requirement to produce information on its financial condition and on the financial condition of Dominion Resources Services. Counsel for Hope Gas also requested that notice and hearing be waived.

     Counsel for Hope Gas stated that the proposed agreement will have no adverse affect upon its natural gas service. Counsel for Hope Gas further stated that consent and approval should be granted since the proposed agreement (1) is fair and reasonable, (2) gives no party an advantage over the other and (3) is in the public interest. Hope Gas believes that the benefits derived from this agreement will enable it to conduct its public utility business more efficiently.

     On November 2, 2000, Commission Staff filed an Initial and Final Joint Staff Memorandum in which it recommended that the Commission approve the agreement without hearing. Commission Staff stated that the order approving the agreement should clearly indicate that approval of the agreement does not constitute approval of the terms and conditions contained therein for the use of any cost allocations. Commission Staff further recommended that the Commission waive Hope Gas' obligation to demonstrate its financial condition or that of Dominion Resources Services.

                                 DISCUSSION

      W.Va. Code Section 24-2-12 reads, in pertinent part, as follows:
          Unless the consent and approval of the public service commission of West Virginia is first obtained: ... (f) no public utility subject to the provisions of this chapter, except railroads other than street railroads, may by any means, direct or indirect, enter into any contract or arrangement for management, construction, engineering, supply or financial services or for the furnishing of any other service, property or thing, with any affiliated corporation, person or interest[.]

     . . .     The commission may grant its consent in advance or exempt
from the requirements of this section all assignments, transfers, leases, sales or other disposition of the whole or any part of the franchises, licenses, permits, plants, equipment, business or other property of any public utility, or any merger or consolidation thereof and every contract, purchase of stocks, arrangement, transfer or acquisition of control, or other transaction referred to in this section, upon proper showing that the terms and conditions thereof are reasonable and that neither party thereto is given an undue advantage over the other, and do not adversely affect the public in this state.

     . . .

     [T]he commission shall, if the public will be convenienced thereby, enter such order as it may deem proper and as the circumstances may require, attaching thereto such conditions as it may deem proper, consent to the entering into or the doing of the things herein provided, without approving the terms and conditions thereof, and thereupon it shall be lawful to do the things provided for in such order.

Moreover, when determining whether to grant consent and approval to a utility under this Code section, the Commission may hold a hearing "if its deems a hearing necessary", but is not required to hold a hearing. W.Va.
Code Section 24-2-12, quoted in relevant part.

     The Commission concludes that neither legal notice nor a hearing is necessary in this case. Furthermore, because Hope Gas's financial condition was recently reviewed by the Commission in Case No. 98-0001-G-42T and because the Commission does not have jurisdiction over Dominion Resources Services, the Commission concludes that it is reasonable and appropriate to waive Hope Gas's obligation to demonstrate its financial condition or that of Dominion Resources Services.

     The Commission agrees with Staff's recommendation that consent and approval to enter into the proposed transaction should be granted as it is in the public interest. However, the Commission finds that such approval does not constitute approval of the terms and conditions contained therein for the use of any cost allocations. Moreover, consent to enter into the proposed transaction does not constitute approval of the specific terms and conditions of the service agreement between Hope Gas and Dominion Resources Services.

                               FINDINGS OF FACT

     1. On September 28, 2000, Hope Gas, Inc., dba Dominion Hope (Hope Gas) filed a petition for consent and approval to enter into a service agreement for management, administrative, and other services with Dominion Resources Services, Inc. (Dominion Resources Services), an affiliate of Hope Gas. The new service agreement will supplant an agreement between Hope Gas, Dominion Resources Services and Consolidated Natural Gas Service Company, Inc.
(CNG Services) which was approved by the Commission in an order entered on January 14, 2000, in Case No. 99-1552-G-PC. See Petition of Hope Gas, Inc. for Consent and Approval to Enter into a Contract for Services with an Affiliated Corporation filed September 28, 2000.

     2. Hope Gas and Dominion Resources Services are wholly owned subsidiaries of Dominion Resources, Inc. (Dominion). Id. at p. 1.

     3. CNG Services was formed in 1966, and Dominion Resources Services was formed by Dominion in anticipation of the merger between Dominion and Consolidated Natural Gas Company (CNG). Id. at p. 2.

     4. After the closing of the merger, which was approved by the Commission in an order dated July 27, 1999, in Case No. 99-0462-G-PC, Dominion and Consolidated Natural Gas Service Company, Inc. (CNG Services) entered into a service agreement. Id.

     5. To date, the merged Dominion/CNG systems have been operating with two service companies, Dominion Resources Services and CNG Services (both subsidiaries of Dominion). Id.

     6. The Securities and Exchange Commission entered an order directing that all service functions for the merged Dominion/CNG corporate entity be centralized and provided by a single company by March 31, 2001. Id.

     7. Counsel for Hope Gas explained that the basis of allocation in the existing service agreement was modified to reflect what services and groups will be in the combined services company. Additionally, Counsel for Hope Gas stated that certain wording changes will be made to the existing service agreement in order to update references, eliminate unnecessary detail, and clarify the mechanics of the methods of cost allocation. Id.

     8. Hope Gas requested a waiver of the requirement to produce information on its financial condition and on the financial condition of Dominion Resources Services. Id. at pp. 2-3.

     9. Hope Gas also requested that notice and hearing be waived.
Id. at p. 3.

     10. Counsel for Hope Gas stated that the proposed agreement will have no adverse affect upon its natural gas service and that consent and approval should be granted since the proposed agreement (1) is fair and reasonable,
(2) gives no party an advantage over the other and (3) is in the public interest. Hope Gas believes that the benefits derived from this agreement will enable it to conduct its public utility business more efficiently.
Id. at 3.

     11. Commission Staff recommended that the Commission approve the agreement without hearing. Commission Staff stated that the order approving the agreement should clearly indicate that approval of the agreement does not constitute approval of the terms and conditions contained therein for the use of any cost allocations. Commission Staff further recommended that the Commission waive Hope Gas' obligation to demonstrate its financial condition or that of Dominion Resources Services. Initial and Final Joint Staff Memorandum filed November 2, 2000.

                              CONCLUSIONS OF LAW

     1. W.Va. Code Section 24-2-12 sets forth the requirements for approval of a utility's entering into an agreement with an affiliated corporation, person or interest for the provision of certain services.

     2. The Commission concludes that the proposed agreement is in the public interest and should be approved, without hearing and without requiring Hope Gas to demonstrate its financial condition or that of Dominion Resources Services. However, this approval does not constitute approval of the terms and conditions of the agreement nor does it constitute approval of the terms and conditions contained therein for the use of any cost allocations.

                                      ORDER

     IT IS THEREFORE ORDERED that Hope Gas's petition for consent and approval to enter into a service agreement for management, administrative, and other services with Dominion Resources Services be approved; however, this approval does not constitute approval of the terms and conditions of the agreement nor does it constitute approval of the terms and conditions contained therein for the use of any cost allocations.

     IT IS FURTHER ORDERED that this case is resolved and shall be removed from the Commission's docket of active cases.

     IT IS FURTHER ORDERED that the Commission's Executive Secretary shall serve a copy of this order on all parties of record by First Class United States Mail, and upon Commission Staff by hand delivery.

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